Exhibit 99.1

Fourth Quarter 2014
Earnings Release
and Supplemental Information

CH2
Elk Grove Village, IL

DuPont Fabros Technology, Inc. 1212 New York Avenue, NW Suite 900 Washington, D.C. 20005 (202) 728-0044 www.dft.com NYSE: DFT	Investor Relations Contacts: Jeffrey H. Foster Chief Financial Officer jfoster@dft.com (202) 478-2333	Christopher A. Warnke Manager, Investor Relations investorrelations@dft.com (202) 478-2330

Fourth Quarter 2014 Results

Table of Contents
Earnings Release	1-6
Consolidated Statements of Operations	7
Reconciliations of Net Income to FFO, Normalized FFO and AFFO	8
Consolidated Balance Sheets	9
Consolidated Statements of Cash Flows	10
Operating Properties	11
Lease Expirations	12
Same Store Analysis	13-14
Development Projects	15
Debt Summary and Debt Maturity	16
Selected Unsecured Debt Metrics and Capital Structure	17
Common Share and Operating Partnership Unit Weighted Average Amounts Outstanding	18
2015 Guidance	19

Note: This press release supplement contains certain non-GAAP financial measures that we believe are helpful in understanding our business, as further discussed within this press release supplement. These financial measures, which include Funds From Operations, Normalized Funds From Operations, Adjusted Funds From Operations, Net Operating Income, Cash Net Operating Income, Funds From Operations per share, Normalized Funds From Operations per share and Adjusted Funds From Operations per share, should not be considered as an alternative to net income, operating income, earnings per share or any other GAAP measurement of performance or as an alternative to cash flows from operating, investing or financing activities. Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity. Information included in this supplemental package is unaudited.

NEWS

DUPONT FABROS TECHNOLOGY, INC. REPORTS FOURTH QUARTER 2014 RESULTS
Revenues increase 9%
2015 Guidance provided including Adjusted FFO per share

WASHINGTON, DC, - February 5, 2015 - DuPont Fabros Technology, Inc. (NYSE: DFT) is reporting results for the quarter ended December 31, 2014. All per share results are reported on a fully diluted basis.
Highlights

•
As of February 4, 2015, our operating portfolio was 94% leased and commenced as measured by computer room square feet ("CRSF") and 94% leased and 93% commenced as measured by critical load (in megawatts, or "MW"). Excluding our recently opened ACC7 data center, DFT's operating portfolio was 97% leased and commenced as measured by CRSF and 96% leased and commenced as measured by critical load.

•	Quarterly Highlights:

•	Same store revenue growth of 7.3% when comparing Q4 2014 to Q4 2013, 10.5% year over year.

•
Executed and commenced two leases totaling 2.28 MW and 10,587 CRSF and executed two pre-leases totaling 5.68 MW and 25,916 CRSF. Both leases and one of the pre-leases were disclosed in our Q3 earnings release.

•
Entered into a tri-party agreement related to Yahoo's sublease of its ACC4 space totaling 13.65 MW and 64,200 CRSF. This arrangement also provided for an extension of the lease expiration date on 9.10 MW and 42,800 CRSF by an average of 1.4 years, so that the entire lease now expires in 2019. This was disclosed in our Q3 earnings release.

•	Renewed one lease that was scheduled to expire in 2015 and re-leased two leases scheduled to expire in 2015 and 2016 totaling 4.55 MW and 21,900 CRSF for a weighted average term of 7.8 years.

•	Declared fourth quarter 2014 dividend of $0.42 per share, which is an increase of 20% over the prior quarter and a 68% increase over the prior year.

•	Subsequent to the Fourth Quarter 2014:

•	Signed two leases totaling 2.20 MW and 9,039 CRSF. One of these leases is our first mini-wholesale lease.

•
Renewed two leases with one customer totaling 2.28 MW and 10,800 CRSF. Theses leases were originally scheduled to expire in 2017 and 2019, but have been extended 7.0 years and now expire in 2024 and 2026.

•	Commenced development of ACC7 Phase II, totaling 8.9 MW and 53,000 CRSF.

Hossein Fateh, President and Chief Executive Officer, said, "Customer demand for DFT’s data centers is strong as evidenced by the renewal and releasing activity in our portfolio. Since October 2014, we have leased, renewed or re-leased 26.09 megawatts of critical load. These leases included extensions of two of our four 2015 expirations and the first lease of our new mini-wholesale product. Current interest in wholesale data center space is strong, particularly in Northern Virginia, which gives us optimism as we seek to re-lease Yahoo's ACC2 space.”

Fourth Quarter 2014 Results
For the quarter ended December 31, 2014, earnings were $0.28 per share compared to $0.18 per share for the fourth quarter of 2013. The current quarter contains a provision for bad debts of $0.05 per share, which is included in other expense, and the year ago quarter included an $0.11 per share loss on early extinguishment of debt. Excluding these items, earnings per share for the fourth quarter 2014 increased $0.04 per share, or 14%. Revenues increased 9%, or $8.5 million, to $108.0 million for the fourth quarter of 2014 over the fourth quarter of 2013. The increase in revenues was primarily due to new leases commencing.
Normalized FFO for the quarter ended December 31, 2014 was $0.58 per share compared to $0.57 per share for the fourth quarter of 2013. As noted above, the current quarter includes a provision for bad debts of $0.05 per share. Excluding this bad debt charge, Normalized FFO increased $0.06 per share, or 11%, from the prior year quarter primarily due to higher operating income excluding depreciation. Operating income in the fourth quarter of 2014 included $0.01 per share from a favorable settlement of 2011 real property taxes at NJ1.
The increase in provision for bad debts is related to the customer who restructured three of its leases with us in the first quarter of 2013. Since that restructuring, we have received all payments due from this customer through the end of 2014. This customer informed us in January 2015 that they would be halting base rent payments and would pay only operating expenses, direct electric charges and management fees until the company is sold or new funding sources are obtained. We increased the provision for bad debts due to the uncertainty surrounding this customer's ability to repay at maturity its $6.4 million note which is due on December 31, 2016. After this increase in the provision for bad debts, we have reserved $5.0 million of the note receivable, which represents 78% of the outstanding balance of the note. Also, we have a receivable of $9.5 million resulting from the straight-lining of this customer's rent payments, of which we have reserved $3.7 million, or 39%. In summary, as of today we have a total of $7.2 million of unreserved receivables on our books from this customer. We believe that we will recover the unreserved portion of these receivables. This customer has the following leases with us:

Property	MW leased	CRSF Leased	Lease Expiration Year
ACC4	2.28	10,800	2020
ACC5	0.40	1,930	2027
NJ1 Phase I	2.28	11,000	2023
VA3	1.30	15,122	2023
Total	6.26	38,852

Full Year 2014 Results
For the year ended December 31, 2014, earnings were $1.18 per share compared to earnings of $0.32 per share for 2013. Earnings for 2014 included the $0.05 per share provision for bad debts discussed above and losses of $0.02 per share on the early extinguishment of debt. Earnings for 2013 included losses on the early extinguishment of debt of $0.50 per share. Excluding these items, earnings per share for 2014 increased $0.43, or 52%, over 2013. Revenues increased 11%, or $42.5 million, to $417.6 million for 2014 versus 2013. The increase in revenues was primarily due to new leases commencing.
Normalized FFO for the year ended December 31, 2014 was $2.39 per share compared to $1.96 per share for 2013. As noted above, our 2014 results include a provision for bad debts of $0.05 per share. Excluding this bad debt charge, Normalized FFO increased $0.48 per share, or 24%, from 2013 which was primarily due to the following:

•	Higher operating income excluding depreciation of $0.32 per share, and

•	Lower interest expense of $0.16 per share due to lower interest rates and higher capitalized interest.
Succession Update
As previously announced, our Board of Directors appointed Christopher P. Eldredge as President and Chief Executive Officer. Effective February 17, 2015, Eldredge will succeed Hossein Fateh, who co-founded DFT. Fateh will continue to serve DFT as Vice Chairman of its Board of Directors and will be available to DFT for insight and support.
Portfolio Update
During the fourth quarter 2014, we:

•	Executed two leases and two pre-leases with a weighted average lease term of 4.7 years totaling 7.96 MW and 36,503 CRSF.

•	The two leases were at SC1 Phase IIA totaling 2.28 MW and 10,587 CRSF, which commenced in the fourth quarter. These leases were reported in the Q3 earnings release.

•
The two pre-leases were at SC1 Phase IIB totaling 5.68 MW and 25,916 CRSF. These leases are projected to commence in the second quarter of 2015 and one of these leases was reported in the Q3 earnings release.

•
Extended the maturity of one lease at ACC5 totaling 1.14 MW and 5,400 CRSF by 6.0 years. This lease was scheduled to expire in 2015 and will now expire in 2021. Cash base rent will be 3.7% lower upon consummation of the renewal on November 1, 2015, while GAAP rent will immediately be 6.1% higher.

•
Entered into a tri-party agreement related to Yahoo's sublease of its ACC4 space totaling 13.65 MW and 64,200 CRSF. This arrangement also provided for an extension of the lease expiration date of 9.10 MW and 42,800 CRSF by an average of 1.4 years, so that the entire lease now expires in 2019. Compared to the current rates on Yahoo's leases, cash and GAAP base rents will be an average of 30.2% and 26.0% lower, respectively, upon the expiration of the original lease terms. These lower rates do not take effect until 2017 and 2018 and represent super wholesale rates.

•
Entered into a tri-party agreement for a sublease of 3.41 MW and 16,500 CRSF of space at ACC5 that was scheduled to terminate in 2015 and 2016. This arrangement also provided for an extension of the lease expiration dates by a weighted average of 8.5 years so that all of the leases now expire in 2024. Cash and GAAP base rents will be an average of 15.8% and 0.9% lower, respectively, upon the expiration of the original lease terms in 2015 and 2016.

Subsequent to the fourth quarter, we:

•	Signed two leases totaling 2.20 MW and 9,039 CRSF.

•	One of these leases is at ACC7 totaling 2.00 MW and 8,179 CRSF which is projected to commence in the second quarter of 2015.

•	One of these leases is our first mini-wholesale lease at ACC5 totaling 0.20 MW and 860 CRSF which is projected to commence later this quarter.

•
Renewed two leases with one customer totaling 2.28 MW and 10,800 CRSF. Theses leases were originally scheduled to expire in 2017 and 2019, but have been extended 7.0 years and now expire in 2024 and 2026. Compared to the current rates of these leases, cash base rents will be an average of 1.6% lower upon the expiration of the original lease terms. GAAP base rents will be an average of 9.1% higher immediately.

In 2014, we:

•
Signed 14 leases (including the new leases we signed with sublessees) with a weighted average lease term of 4.6 years totaling 30.82 MW and 162,381 CRSF that are expected to generate approximately $35.1 million of annualized GAAP base rent revenue.

•	Commenced 10 leases totaling 17.61 MW and 101,876 CRSF.

•
Extended the maturity of four leases totaling 4.14 MW and 28,472 CRSF by a weighted average of 3.0 years with a weighted average decrease to cash base rent of 1.7% and a weighted average increase to GAAP base rent of 5.9%.

Development Update
We continue to develop SC1 Phase IIB (9.10 MW) and CH2 Phase I (7.10 MW). We anticipate that SC1 Phase IIB, which is 63% pre-leased on a critical load basis and 62% pre-leased on a CRSF basis, will be placed into service in the second quarter of 2015 and that CH2 Phase I will be placed into service in the third quarter of 2015. The Board has approved the development of ACC7 Phase II which totals 8.9 MW and 53,000 CRSF for delivery in late 2015.

Balance Sheet and Liquidity
We had a 2014 common stock repurchase program that allowed for purchases up to $122.2 million. This program expired on December 31, 2014 and we did not repurchase any shares under this program. The Board has approved a common stock repurchase program of $120 million for 2015.
As of December 31, 2014, we had $500 million of available capacity under our $560 million revolving credit facility. Since year-end, we have drawn $35 million on the facility, leaving $465 million available.
Dividend
Our fourth quarter 2014 dividend of $0.42 per share was 20% higher than the prior quarter dividend and was paid on January 15, 2015. The anticipated 2015 annualized dividend of $1.68 per share represents an estimated AFFO payout ratio of 67.2% at the midpoint of our current 2015 guidance. Excluding the impact of our customer who has suspended base rent payments, the AFFO payout ratio would be 63.2%.
First Quarter and Full Year 2015 Guidance
Our 2015 Normalized FFO guidance range is $2.27 to $2.47 per share. Key assumptions included in this guidance are:

•
Both the higher and lower end of the range assume no revenue from the customer who has halted base rent payments. Contractual revenue from this customer is $0.16 per share in 2015 and any revenue received from this customer in 2015 will increase our Normalized FFO guidance.

•	The lower end of this range assumes $0.03 of revenue from new leasing.

•
The lower end of the range assumes that ACC2 is not re-leased at the end of Yahoo's lease term, which is September 30, 2015, and remains vacant for the remainder of 2015. The current Yahoo! lease generates $0.05 of GAAP revenue per quarter.

•	Opening SC1 Phase IIB in May 2015, CH2 Phase I in August 2015 and ACC7 Phase II in late 2015.

•	Refinancing $150 million of the revolving credit facility in June by adding on to our current bonds at a 5.25% yield.

The midpoint of our 2015 Normalized FFO guidance range is $2.37, which is $0.02 lower than 2014's Normalized FFO of $2.39 per share. This is due to the following:

•
Higher interest expense of $0.08 per share due to increased debt that is being used to fund data center development, the anticipated conversion of our line of credit to permanent financing mid-year 2015 which increases our average interest rate and lower capitalized interest.

•
A $0.10 per share decline in Normalized FFO from the customer who has halted base rent payments. This customer generated $0.10 per share of Normalized FFO in 2014, net of the $0.05 per share bad debt reserve increase.

•	An increase of Normalized FFO of $0.16 per share from all other customers.
Our Normalized FFO guidance range is $0.56 to $0.60 per share for the first quarter of 2015. The mid-point of this range of $0.58 equals the fourth quarter 2014 Normalized FFO per share.
In 2015, we are providing AFFO per share guidance. Our 2015 AFFO guidance range is $2.40 to $2.60 per share and the first quarter 2015 range is $0.59 to $0.63 per share.
The assumptions underlying Normalized FFO and AFFO guidance can be found on the last page of this earnings release.
Fourth Quarter 2014 Conference Call and Webcast Information
We will host a conference call to discuss these results today, Thursday, February 5, 2015 at 1:00 p.m. ET. To access the live call, please visit the Investor Relations section of our website at www.dft.com or dial 1-877-300-9306 (domestic) or 1-412-902-6613 (international). A replay will be available for seven days by dialing 1-877-344-7529 (domestic) or 1-412-317-0088 (international) using passcode 10057812. The webcast will be archived on our website for one year at www.dft.com on the Presentations & Webcasts page.
About DuPont Fabros Technology, Inc.
DuPont Fabros Technology, Inc. (NYSE: DFT) is a leading owner, developer, operator and manager of enterprise-class, carrier neutral, multi-tenant wholesale data centers. The Company's facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. The Company's customers outsource their mission critical applications and include national and international enterprises across numerous industries, such as technology, Internet content providers, media, communications, cloud-based, healthcare and financial services.  The Company's 11 data centers are located in four major U.S. markets, which total 2.75 million gross square feet and 240 megawatts of available critical load to power the servers and computing equipment of its customers. DuPont Fabros Technology, Inc., a real estate investment trust (REIT), is headquartered in Washington, DC.  For more information, please visit www.dft.com.

Forward-Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters described in these forward-looking statements include expectations regarding future events, results and trends and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. We face many risks that could cause our actual performance to differ materially from the results contemplated by our forward-looking statements, including, without limitation, the risk that the assumptions underlying our full year and first quarter 2015 guidance are not realized, the risks related to the leasing of available space to third-party customers, including delays in executing new leases and failure to negotiate leases on terms that will enable us to achieve our expected returns, risks related to the collection of accounts and notes receivable, the risk that we may be unable to obtain new financing on favorable terms to facilitate, among other things, future development projects, the risks commonly associated with construction and development of new facilities (including delays and/or cost increases associated with the completion of new developments), risks relating to obtaining required permits and compliance with permitting, zoning, land-use and environmental requirements, the risk that we will not declare and pay dividends as anticipated for 2015 and the risk that we may not be able to maintain our qualification as a REIT for federal tax purposes. The periodic reports that we file with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2013 and the quarterly reports for the periods ended September 30, 2014, June 30, 2014 and March 31, 2014 contain detailed descriptions of these and many other risks to which we are subject. These reports are available on our website at www.dft.com. Because of the risks described above and other unknown risks, our actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by our forward-looking statements. The information set forth in this news release represents our expectations and intentions only as of the date of this press release. We assume no responsibility to issue updates to the contents of this press release.

DUPONT FABROS TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013

Revenues:
Base rent	$73,789	$68,904	$285,716	$265,695
Recoveries from tenants	31,989	28,515	124,853	104,271
Other revenues	2,199	2,025	7,023	5,143
Total revenues	107,977	99,444	417,592	375,109
Expenses:
Property operating costs	30,335	28,124	117,339	103,522
Real estate taxes and insurance	3,209	3,436	14,195	14,380
Depreciation and amortization	25,109	23,285	96,780	93,058
General and administrative	4,512	3,715	17,181	16,261
Other expenses	5,233	1,419	9,222	3,650
Total expenses	68,398	59,979	254,717	230,871
Operating income	39,579	39,465	162,875	144,238
Interest income	3	52	116	137
Interest:
Expense incurred	(9,136)	(8,953)	(33,699)	(46,443)
Amortization of deferred financing costs	(709)	(807)	(2,980)	(3,349)
Loss on early extinguishment of debt	—	(8,668)	(1,701)	(40,978)
Net income	29,737	21,089	124,611	53,605
Net income attributable to redeemable noncontrolling interests – operating partnership	(4,389)	(2,817)	(18,704)	(5,214)
Net income attributable to controlling interests	25,348	18,272	105,907	48,391
Preferred stock dividends	(6,812)	(6,812)	(27,245)	(27,245)
Net income attributable to common shares	$18,536	$11,460	$78,662	$21,146
Earnings per share – basic:
Net income attributable to common shares	$0.28	$0.18	$1.19	$0.32
Weighted average common shares outstanding	65,599,091	64,685,508	65,486,108	64,645,316
Earnings per share – diluted:
Net income attributable to common shares	$0.28	$0.18	$1.18	$0.32
Weighted average common shares outstanding	66,581,720	65,439,427	66,086,379	65,474,039
Dividends declared per common share	$0.42	$0.25	$1.47	$0.95

DUPONT FABROS TECHNOLOGY, INC.
RECONCILIATIONS OF NET INCOME TO FFO, NORMALIZED FFO AND AFFO (1)
(unaudited and in thousands except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Net income (loss)	$29,737	$21,089	$124,611	$53,605
Depreciation and amortization	25,109	23,285	96,780	93,058
Less: Non real estate depreciation and amortization	(155)	(186)	(707)	(875)
FFO	54,691	44,188	220,684	145,788
Preferred stock dividends	(6,812)	(6,812)	(27,245)	(27,245)
FFO attributable to common shares and OP units	47,879	37,376	193,439	118,543
Loss on early extinguishment of debt	—	8,668	1,701	40,978
Normalized FFO	$47,879	$46,044	$195,140	$159,521
Straight-line revenues, net of reserve	3,377	(1,597)	7,673	(6,920)
Amortization of lease contracts above and below market value	(598)	(598)	(2,393)	(2,391)
Compensation paid with Company common shares	1,546	1,012	6,191	6,088
Non real estate depreciation and amortization	155	186	707	875
Amortization of deferred financing costs	709	807	2,980	3,349
Improvements to real estate	167	(722)	(1,916)	(5,757)
Capitalized leasing commissions	(2,250)	(52)	(4,149)	(2,134)
AFFO	$50,985	$45,080	$204,233	$152,631
FFO attributable to common shares and OP units per share - diluted	$0.58	$0.46	$2.37	$1.46
Normalized FFO per share - diluted	$0.58	$0.57	$2.39	$1.96
AFFO per share - diluted	$0.62	$0.56	$2.50	$1.87
Weighted average common shares and OP units outstanding - diluted	82,255,562	81,197,007	81,770,189	81,409,279

(1) Funds from operations, or FFO, is used by industry analysts and investors as a supplemental operating performance measure for REITs. We calculate FFO in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. FFO, as defined by NAREIT, represents net income determined in accordance with GAAP, excluding extraordinary items as defined under GAAP, impairment charges on depreciable real estate assets and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We also present FFO attributable to common shares and OP units, which is FFO excluding preferred stock dividends. FFO attributable to common shares and OP units per share is calculated on a basis consistent with net income attributable to common shares and OP units and reflects adjustments to net income for preferred stock dividends.
We use FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared period over period, captures trends in occupancy rates, rental rates and operating expenses. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO may be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes real estate related depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.
While FFO is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating FFO and, accordingly, FFO as disclosed by such other REITs may not be comparable to our FFO. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income as presented in the consolidated statements of operations. FFO should not be considered as an alternative to net income or to cash flow from operating activities (each as computed in accordance with GAAP) or as an indicator of our liquidity, nor is it indicative of funds available to meet our cash needs, including our ability to pay dividends or make distributions.
We present FFO with adjustments to arrive at Normalized FFO. Normalized FFO is FFO attributable to common shares and units excluding severance expense and equity accelerations, gain or loss on early extinguishment of debt and gain or loss on derivative instruments. We also present FFO with supplemental adjustments to arrive at Adjusted FFO (“AFFO”). AFFO is Normalized FFO excluding straight-line revenue, compensation paid with Company common shares, below market lease amortization net of above market lease amortization, non real estate depreciation and amortization, amortization of deferred financing costs, improvements to real estate and capitalized leasing commissions. AFFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow provided by operations as a measure of liquidity and is not necessarily indicative of funds available to fund our cash needs including our ability to pay dividends. In addition, AFFO may not be comparable to similarly titled measurements employed by other companies. We use AFFO in management reports to provide a measure of REIT operating performance that can be compared to other companies using AFFO.

DUPONT FABROS TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands except share data)

	December 31, 2014	December 31, 2013

ASSETS
Income producing property:
Land	$83,793	$75,956
Buildings and improvements	2,623,539	2,420,986
	2,707,332	2,496,942
Less: accumulated depreciation	(504,869)	(413,394)
Net income producing property	2,202,463	2,083,548
Construction in progress and land held for development	358,965	302,068
Net real estate	2,561,428	2,385,616
Cash and cash equivalents	29,598	38,733
Rents and other receivables, net	8,113	12,674
Deferred rent, net	142,365	150,038
Lease contracts above market value, net	8,054	9,154
Deferred costs, net	38,495	39,866
Prepaid expenses and other assets	48,295	44,507
Total assets	$2,836,348	$2,680,588
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Line of credit	$60,000	$—
Mortgage notes payable	115,000	115,000
Unsecured term loan	250,000	154,000
Unsecured notes payable	600,000	600,000
Accounts payable and accrued liabilities	26,973	23,566
Construction costs payable	32,949	45,444
Accrued interest payable	10,759	9,983
Dividend and distribution payable	39,981	25,971
Lease contracts below market value, net	7,037	10,530
Prepaid rents and other liabilities	65,174	56,576
Total liabilities	1,207,873	1,041,070
Redeemable noncontrolling interests – operating partnership	513,134	387,244
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $.001 par value, 50,000,000 shares authorized:
Series A cumulative redeemable perpetual preferred stock, 7,400,000 issued and outstanding at December 31, 2014 and 2013	185,000	185,000
Series B cumulative redeemable perpetual preferred stock, 6,650,000 issued and outstanding at December 31, 2014 and 2013	166,250	166,250
Common stock, $.001 par value, 250,000,000 shares authorized, 66,061,804 shares issued and outstanding at December 31, 2014 and 65,205,274 shares issued and outstanding at December 31, 2013	66	65
Additional paid in capital	764,025	900,959
Retained earnings	—	—
Total stockholders’ equity	1,115,341	1,252,274
Total liabilities and stockholders’ equity	$2,836,348	$2,680,588

DUPONT FABROS TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Twelve months ended December 31,
	2014	2013
Cash flow from operating activities
Net income	$124,611	$53,605
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	96,780	93,058
Loss on early extinguishment of debt	1,701	40,978
Straight line revenues, net of reserve	7,673	(6,920)
Amortization of deferred financing costs	2,980	3,349
Amortization of lease contracts above and below market value	(2,393)	(2,391)
Compensation paid with Company common shares	6,191	6,088
Changes in operating assets and liabilities
Rents and other receivables	4,561	(5,900)
Deferred costs	(2,552)	(2,082)
Prepaid expenses and other assets	(5,637)	(14,760)
Accounts payable and accrued liabilities	1,395	1,520
Accrued interest payable	776	7,382
Prepaid rents and other liabilities	8,427	19,834
Net cash provided by operating activities	244,513	193,761
Cash flow from investing activities
Investments in real estate – development	(265,374)	(129,332)
Land acquisition costs	—	(14,186)
Interest capitalized for real estate under development	(9,644)	(3,774)
Improvements to real estate	(1,916)	(5,757)
Additions to non-real estate property	(316)	(71)
Net cash used in investing activities	(277,250)	(153,120)
Cash flow from financing activities
Line of credit:
Proceeds	60,000	102,000
Repayments	—	(120,000)
Mortgage notes payable:
Proceeds	—	115,000
Lump sum payoffs	—	(138,300)
Repayments	—	(1,300)
Unsecured term loan:
Proceeds	96,000	154,000
Unsecured notes payable:
Proceeds	—	600,000
Repayments	—	(550,000)
Payments of financing costs	(3,829)	(18,200)
Payments for early extinguishment of debt	—	(32,544)
Exercises of stock options, net	4,363	1,711
Common stock repurchases	—	(37,792)
Dividends and distributions:
Common shares	(85,422)	(57,927)
Preferred shares	(27,245)	(27,245)
Redeemable noncontrolling interests – operating partnership	(20,265)	(14,889)
Net cash provided by (used in) financing activities	23,602	(25,486)
Net (decrease) increase in cash and cash equivalents	(9,135)	15,155
Cash and cash equivalents, beginning	38,733	23,578
Cash and cash equivalents, ending	$29,598	$38,733
Supplemental information:
Cash paid for interest	$42,567	$42,835
Deferred financing costs capitalized for real estate under development	$601	$226
Construction costs payable capitalized for real estate under development	$32,949	$45,444
Redemption of operating partnership units	$6,100	$75,600
Adjustments to redeemable noncontrolling interests - operating partnership	$136,117	$18,791

DUPONT FABROS TECHNOLOGY, INC.
Operating Properties
As of January 1, 2015

Property	Property Location	Year Built/ Renovated	Gross Building Area (2)	Computer Room Square Feet ("CRSF") (2)	CRSF % Leased (3)	CRSF % Commenced (4)	Critical Load MW (5)	Critical Load % Leased (3)	Critical Load % Commenced (4)
Stabilized (1)
ACC2	Ashburn, VA	2001/2005	87,000	53,000	100%	100%	10.4	100%	100%
ACC3	Ashburn, VA	2001/2006	147,000	80,000	100%	100%	13.9	100%	100%
ACC4	Ashburn, VA	2007	347,000	172,000	100%	100%	36.4	100%	100%
ACC5 (6)	Ashburn, VA	2009-2010	360,000	176,000	98%	98%	36.4	98%	98%
ACC6	Ashburn, VA	2011-2013	262,000	130,000	100%	100%	26.0	100%	100%
CH1	Elk Grove Village, IL	2008-2012	485,000	231,000	100%	100%	36.4	100%	100%
NJ1 Phase I	Piscataway, NJ	2010	180,000	88,000	70%	70%	18.2	59%	59%
SC1 Phase I	Santa Clara, CA	2011	180,000	88,000	100%	100%	18.2	100%	100%
SC1 Phase IIA	Santa Clara, CA	2014	90,000	43,000	100%	100%	9.3	100%	100%
VA3	Reston, VA	2003	256,000	147,000	94%	94%	13.0	95%	95%
VA4	Bristow, VA	2005	230,000	90,000	100%	100%	9.6	100%	100%
Subtotal – stabilized			2,624,000	1,298,000	97%	97%	227.8	96%	96%
Completed, not Stabilized
ACC7 Phase I (7)	Ashburn, VA	2014	126,000	67,000	25%	25%	11.9	29%	29%

Total Operating Properties			2,750,000	1,365,000	94%	94%	239.7	93%	93%

(1)	Stabilized operating properties are either 85% or more leased and commenced or have been in service for 24 months or greater.

(2)
Gross building area is the entire building area, including CRSF (the portion of gross building area where our customers' computer servers are located), common areas, areas controlled by us (such as the mechanical, telecommunications and utility rooms) and, in some facilities, individual office and storage space leased on an as available basis to our customers.

(3)
Percentage leased is expressed as a percentage of CRSF or critical load, as applicable, that is subject to an executed lease. Leases executed as of January 1, 2015 represent $292 million of base rent on a GAAP basis and $306 million of base rent on a cash basis over the next twelve months. Both amounts include $18 million of revenue from management fees over the next twelve months. These amounts include $9.7 million of GAAP base rent, $10.3 million of cash base rent and $0.6 million of management fees from the customer who has suspended base rent payments.

(4)	Percentage commenced is expressed as a percentage of CRSF or critical load, as applicable, where the lease has commenced under generally accepted accounting principles.

(5)
Critical load (also referred to as IT load or load used by customers' servers or related equipment) is the power available for exclusive use by customers expressed in terms of megawatt, or MW, or kilowatt, or kW (1 MW is equal to 1,000 kW).

(6)	As of February 4, 2015, ACC5 was 99% leased based on CRSF and critical load.

(7)	As of February 4, 2015, ACC7 Phase I was 37% leased based on CRSF and 46% leased on a critical load basis.

DUPONT FABROS TECHNOLOGY, INC.
Lease Expirations
As of January 1, 2015

The following table sets forth a summary schedule of lease expirations at our operating properties for each of the ten calendar years beginning with 2015. The information set forth in the table below assumes that customers exercise no renewal options and takes into account customers’ early termination options in determining the life of their leases under GAAP.

Year of Lease Expiration	Number of Leases Expiring (1)	CRSF of Expiring Commenced Leases (in thousands) (2)	% of Leased CRSF	Total kW of Expiring Commenced Leases (2)	% of Leased kW	% of Annualized Base Rent (3)
2015	2	59	4.6%	11,537	5.2%	4.0%
2016	4	26	2.0%	3,548	1.6%	1.7%
2017	14	90	7.1%	15,042	6.8%	6.6%
2018	20	186	14.6%	35,154	15.8%	15.6%
2019	19	296	23.2%	52,662	23.6%	22.6%
2020	11	111	8.7%	17,633	7.9%	8.6%
2021	10	164	12.9%	28,819	13.0%	13.8%
2022	6	75	5.9%	12,812	5.8%	6.3%
2023	4	48	3.8%	6,475	2.9%	3.4%
2024	7	107	8.4%	18,142	8.2%	9.3%
After 2024	8	114	8.8%	20,696	9.2%	8.1%
Total	105	1,276	100%	222,520	100%	100%

(1)	Represents 36 customers with 105 lease expiration dates. Top four customers represent 60% of annualized base rent.

(2)	CRSF is that portion of gross building area where customers locate their computer servers. One MW is equal to 1,000 kW.

(3)	Annualized base rent represents the monthly contractual base rent (defined as cash base rent before abatements) multiplied by 12 for commenced leases as of January 1, 2015.

DUPONT FABROS TECHNOLOGY, INC.
Same Store Analysis
($ in thousands)

Same Store Properties	Three Months Ended					Year Ended
	31-Dec-14	31-Dec-13	% Change	30-Sep-14	% Change	31-Dec-14	31-Dec-13	% Change
Revenue:
Base rent	$72,742	$68,904	5.6%	$72,029	1.0%	$284,430	$265,695	7.1%
Recoveries from tenants	31,886	28,515	11.8%	31,211	2.2%	124,750	104,271	19.6%
Other revenues	473	523	(9.6)%	461	2.6%	1,849	1,855	(0.3)%
Total revenues	105,101	97,942	7.3%	103,701	1.4%	411,029	371,821	10.5%

Expenses:
Property operating costs	29,372	27,925	5.2%	28,613	2.7%	115,862	103,324	12.1%
Real estate taxes and insurance	2,863	3,456	(17.2)%	3,990	(28.2)%	13,723	14,322	(4.2)%
Other expenses	1,513	28	N/M	18	N/M	1,608	401	301.0%
Total expenses	33,748	31,409	7.4%	32,621	3.5%	131,193	118,047	11.1%

Net operating income (1)	71,353	66,533	7.2%	71,080	0.4%	279,836	253,774	10.3%

Straight line revenues, net of reserve	2,594	(1,597)	N/M	2,517	3.1%	7,127	(6,920)	N/M
Amortization of lease contracts above and below market value	(598)	(598)	—%	(598)	—%	(2,393)	(2,391)	0.1%

Cash net operating income (1)	$73,349	$64,338	14.0%	$72,999	0.5%	$284,570	$244,463	16.4%

Note: Same Store Properties represent those properties placed into service on or before January 1, 2013 and excludes ACC7.

Same Store, Same Capital Properties	Three Months Ended					Year Ended
	31-Dec-14	31-Dec-13	% Change	30-Sep-14	% Change	31-Dec-14	31-Dec-13	% Change
Revenue:
Base rent	$65,087	$63,689	2.2%	$64,906	0.3%	$258,432	$247,840	4.3%
Recoveries from tenants	26,706	25,360	5.3%	26,838	(0.5)%	107,049	94,179	13.7%
Other revenues	443	495	(10.5)%	435	1.8%	1,732	1,759	(1.5)%
Total revenues	92,236	89,544	3.0%	92,179	0.1%	367,213	343,778	6.8%

Expenses:
Property operating costs	24,872	24,773	0.4%	24,500	1.5%	100,033	92,548	8.1%
Real estate taxes and insurance	1,918	2,764	(30.6)%	3,198	(40.0)%	10,626	11,128	(4.5)%
Other expenses	1,510	25	N/M	17	N/M	1,587	373	325.5%
Total expenses	28,300	27,562	2.7%	27,715	2.1%	112,246	104,049	7.9%

Net operating income (1)	63,936	61,982	3.2%	64,464	(0.8)%	254,967	239,729	6.4%

Straight line revenues, net of reserve	3,270	(539)	N/M	2,871	13.9%	8,476	(1,868)	N/M
Amortization of lease contracts above and below market value	(598)	(598)	—%	(598)	—%	(2,393)	(2,391)	0.1%

Cash net operating income (1)	$66,608	$60,845	9.5%	$66,737	(0.2)%	$261,050	$235,470	10.9%

Note: Same Store, Same Capital properties represent those properties placed into service on or before January 1, 2013 and have less than 10% of additional critical load developed after January 1, 2013. Excludes SC1 and ACC7.

(1) See next page for information regarding Net Operating Income and Cash Net Operating Income.

DUPONT FABROS TECHNOLOGY, INC.
Same Store Analysis - Reconciliations of Operating Income
to Net Operating Income and Cash Net Operating Income (1)
($ in thousands)

Reconciliation of Same Store Operating Income to Same Store Net Operating Income and Cash Net Operating Income

	Three Months Ended					Year Ended
	31-Dec-14	31-Dec-13	% Change	30-Sep-14	% Change	31-Dec-14	31-Dec-13	% Change
Operating income	$47,286	$43,453	8.8%	$46,861	0.9%	$185,271	$161,407	14.8%

Depreciation and amortization	24,067	23,080	4.3%	24,219	(0.6)%	94,565	92,367	2.4%

Net operating income	71,353	66,533	7.2%	71,080	0.4%	279,836	253,774	10.3%

Straight line revenues, net of reserve	2,594	(1,597)	N/M	2,517	3.1%	7,127	(6,920)	N/M
Amortization of lease contracts above and below market value	(598)	(598)	—%	(598)	—%	(2,393)	(2,391)	0.1%

Cash net operating income	$73,349	$64,338	14.0%	$72,999	0.5%	$284,570	$244,463	16.4%

Reconciliation of Same Store, Same Capital Operating Income to Same Store, Same Capital Net Operating Income and Cash Net Operating Income

	Three Months Ended					Year Ended
	31-Dec-14	31-Dec-13	% Change	30-Sep-14	% Change	31-Dec-14	31-Dec-13	% Change
Operating income	$42,697	$40,781	4.7%	$43,030	(0.8)%	$170,075	$154,831	9.8%

Depreciation and amortization	21,239	21,201	0.2%	21,434	(0.9)%	84,892	84,898	—%

Net operating income	63,936	61,982	3.2%	64,464	(0.8)%	254,967	239,729	6.4%

Straight line revenues, net of reserve	3,270	(539)	N/M	2,871	13.9%	8,476	(1,868)	N/M
Amortization of lease contracts above and below market value	(598)	(598)	—%	(598)	—%	(2,393)	(2,391)	0.1%

Cash net operating income	$66,608	$60,845	9.5%	$66,737	(0.2)%	$261,050	$235,470	10.9%

(1) Net Operating Income ("NOI") represents total revenues less property operating costs, real estate taxes and insurance, and other expenses (each as reflected in the consolidated statements of operations) for the properties included in the analysis. Cash Net Operating Income ("Cash NOI") is NOI less straight line revenues, net and amortization of lease contracts above and below market value for the properties included in the analysis.
We use NOI and Cash NOI as supplemental performance measures because, in excluding depreciation and amortization and gains and losses from property dispositions, each provides a performance measure that, when compared period over period, captures trends in occupancy rates, rental rates and operating expenses. However, because NOI and Cash NOI exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of NOI and Cash NOI as a measure of our performance is limited.
Other REITs may not calculate NOI and Cash NOI in the same manner we do and, accordingly, our NOI and Cash NOI may not be comparable to the NOI and Cash NOI of other REITs. NOI and Cash NOI should not be considered as an alternative to operating income (as computed in accordance with GAAP).

DUPONT FABROS TECHNOLOGY, INC.
Development Projects
As of December 31, 2014
($ in thousands)

Property	Property Location	Gross Building Area (1)	CRSF (2)	Critical Load MW (3)	Estimated Total Cost (4)	Construction in Progress & Land Held for Development (5)	CRSF % Pre- leased	Critical Load % Pre- leased

Current Development Projects
SC1 Phase IIB	Santa Clara, CA	90,000	42,000	9.1	$110,000 - $113,000	$100,640	62%	63%
CH2 Phase I	Elk Grove Village, IL	93,000	46,000	7.1	75,000 - 80,000	43,523	—%	—%
		183,000	88,000	16.2	185,000 - 193,000	144,163

Future Development Projects/Phases
ACC7 Phases II to IV	Ashburn, VA	320,000	161,000	29.7	92,350	92,350
CH2 Phases II to III	Elk Grove Village, IL	243,000	120,000	18.5	120,000 - 125,000	73,573
NJ1 Phase II	Piscataway, NJ	180,000	88,000	18.2	39,212	39,212
		743,000	369,000	66.4	$251,562 - $256,562	205,135
Land Held for Development
ACC8	Ashburn, VA	100,000	50,000	10.4		4,290
SC2	Santa Clara, CA	200,000	125,000	26.0		5,377
		300,000	175,000	36.4		9,667
Total		1,226,000	632,000	119.0		$358,965

(1)
Gross building area is the entire building area, including CRSF (the portion of gross building area where our customers’ computer servers are located), common areas, areas controlled by us (such as the mechanical, telecommunications and utility rooms) and, in some facilities, individual office and storage space leased on an as available basis to our customers. The respective amounts listed for each of the “Land Held for Development” sites are estimates.

(2)	CRSF is that portion of gross building area where customers locate their computer servers. The respective amounts listed for each of the “Land Held for Development” sites are estimates.

(3)
Critical load (also referred to as IT load or load used by customers’ servers or related equipment) is the power available for exclusive use by customers expressed in terms of MW or kW (1 MW is equal to 1,000 kW). The respective amounts listed for each of the “Land Held for Development” sites are estimates.

(4)
Current development projects include land, capitalization for construction and development and capitalized interest and operating carrying costs, as applicable, upon completion. Future development projects/phases include land, shell and underground work through Phase I opening only.

(5)	Amount capitalized as of December 31, 2014. Future development projects/phases include land, shell and underground work through Phase I opening only.

DUPONT FABROS TECHNOLOGY, INC.
Debt Summary as of December 31, 2014
($ in thousands)

	December 31, 2014
	Amounts	% of Total	Rates	Maturities (years)
Secured	$115,000	11%	1.7%	3.2
Unsecured	910,000	89%	4.4%	5.9
Total	$1,025,000	100%	4.1%	5.6

Fixed Rate Debt:
Unsecured Notes due 2021	$600,000	59%	5.9%	6.7
Fixed Rate Debt	600,000	59%	5.9%	6.7
Floating Rate Debt:
Unsecured Credit Facility	60,000	6%	1.7%	3.4
Unsecured Term Loan	250,000	24%	1.7%	4.6
ACC3 Term Loan	115,000	11%	1.7%	3.2
Floating Rate Debt	425,000	41%	1.7%	4.0
Total	$1,025,000	100%	4.1%	5.6

Note:	We capitalized interest and deferred financing cost amortization of $1.9 million and $10.2 million during the three months and year ended December 31, 2014, respectively.

Debt Maturity as of December 31, 2014
($ in thousands)

Year	Fixed Rate		Floating Rate		Total	% of Total	Rates
2014	$—		$—		$—	—	—
2015	—		—		—	—	—
2016	—		3,750	(2)	3,750	0.4%	1.7%
2017	—		8,750	(2)	8,750	0.8%	1.7%
2018	—		162,500	(2)(3)	162,500	15.9%	1.7%
2019	—		250,000	(4)	250,000	24.4%	1.7%
2020	—		—		—	—	—
2021	600,000	(1)	—		600,000	58.5%	5.9%
Total	$600,000		$425,000		$1,025,000	100%	4.1%

(1)	The 5.875% Unsecured Notes due 2021 mature on September 15, 2021.

(2)
The ACC3 Term Loan matures on March 27, 2018 with no extension option. Quarterly principal payments of $1.25 million begin on April 1, 2016, increase to $2.5 million on April 1, 2017 and continue through maturity.

(3)	The Unsecured Credit Facility matures on May 13, 2018 with a one-year extension option.

(4)	The Unsecured Term Loan matures on July 21, 2019 with no extension option.

DUPONT FABROS TECHNOLOGY, INC.
Selected Unsecured Debt Metrics(1)

	12/31/14	12/31/13
Interest Coverage Ratio (not less than 2.0)	6.1	5.8

Total Debt to Gross Asset Value (not to exceed 60%)	30.8%	28.2%

Secured Debt to Total Assets (not to exceed 40%)	3.5%	3.7%

Total Unsecured Assets to Unsecured Debt (not less than 150%)	314.0%	364.8%

(1)	These selected metrics relate to DuPont Fabros Technology, LP's outstanding unsecured notes. DuPont Fabros Technology, Inc. is the general partner of DuPont Fabros Technology, LP.

Capital Structure as of December 31, 2014
(in thousands except per share data)

Line of Credit				$60,000
Mortgage Notes Payable				115,000
Unsecured Term Loan				250,000
Unsecured Notes				600,000
Total Debt				1,025,000	25.1%
Common Shares	81%	66,062
Operating Partnership (“OP”) Units	19%	15,437
Total Shares and Units	100%	81,499
Common Share Price at December 31, 2014		$33.24
Common Share and OP Unit Capitalization			$2,709,027
Preferred Stock ($25 per share liquidation preference)			351,250
Total Equity				3,060,277	74.9%
Total Market Capitalization				$4,085,277	100.0%

DUPONT FABROS TECHNOLOGY, INC.
Common Share and OP Unit
Weighted Average Amounts Outstanding

	Q4 2014	Q4 2013	2014	2013
Weighted Average Amounts Outstanding for EPS Purposes:

Common Shares - basic	65,599,091	64,685,508	65,486,108	64,645,316
Effect of dilutive securities	982,629	753,919	600,271	828,723
Common Shares - diluted	66,581,720	65,439,427	66,086,379	65,474,039

Weighted Average Amounts Outstanding for FFO, Normalized FFO and AFFO Purposes:

Common Shares - basic	65,599,091	64,685,508	65,486,108	64,645,316
OP Units - basic	15,519,128	15,757,580	15,567,019	15,935,240
Total Common Shares and OP Units	81,118,219	80,443,088	81,053,127	80,580,556

Effect of dilutive securities	1,137,343	753,919	717,062	828,723
Common Shares and Units - diluted	82,255,562	81,197,007	81,770,189	81,409,279

Period Ending Amounts Outstanding:
Common Shares	66,061,804
OP Units	15,437,237
Total Common Shares and Units	81,499,041

DUPONT FABROS TECHNOLOGY, INC.
2015 Guidance
The earnings guidance/projections provided below are based on current expectations and are forward-looking.

	Expected Q1 2015 per share	Expected 2015 per share
Net income per common share and unit - diluted	$0.19 to $0.23	$0.94 to $1.14
Depreciation and amortization, net	0.30	1.26

FFO per share - diluted (1)	$0.49 to $0.53	$2.20 to $2.40
Severance expense and equity accelerations	0.07	0.07
Normalized FFO per share - diluted (1)	$0.56 to $0.60	$2.27 to $2.47
Straight-line revenues, net of reserve	0.03	0.15
Amortization of lease contracts above and below market value	(0.01)	(0.02)
Compensation paid with Company common shares	0.02	0.07
Non real estate depreciation and amortization	—	(0.01)
Amortization of deferred financing costs	0.01	0.04
Improvements to real estate	(0.01)	(0.06)
Capitalized leasing commissions	(0.01)	(0.04)
AFFO per share - diluted (1)	$0.59 to $0.63	$2.40 to $2.60

2015 Debt Assumptions

Weighted average debt outstanding	$1,111.2 million
Weighted average interest rate (one month LIBOR average 0.29%)	4.37%

Total interest costs	$48.6 million
Amortization of deferred financing costs	3.7 million
Interest expense capitalized	(8.3) million
Deferred financing costs amortization capitalized	(0.7) million
Total interest expense after capitalization	$43.3 million

2015 Other Guidance Assumptions

Total revenues	$420 to $445 million
Base rent (included in total revenues)	$287 to $305 million
Straight-line revenues (included in base rent)	$(10) to $(15) million
General and administrative expense	$18 million to $19 million
Investments in real estate - development (2)	$150 to $175 million
Improvements to real estate excluding development	$5 million
Preferred stock dividends	$27 million
Annualized common stock dividend	$1.68 per share
Weighted average common shares and OP units - diluted	82.6 million
Common share repurchase	No amounts budgeted
Acquisitions of income producing properties	No amounts budgeted

(1)	For information regarding FFO and Normalized FFO, see “Reconciliations of Net Income to FFO, Normalized FFO and AFFO” in this earnings release.

(2)	Represents cash spend expected in 2015 for the SC1 Phase IIB, CH2 Phase I and ACC7 Phase II developments.